UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 23, 2007

RAM ENERGY RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50682	20-0700684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5100 E. Skelly Drive, Suite 650, Tulsa, Oklahoma	74135
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(918) 663-2800

______________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

On April 23, 2007, RAM Energy Resources, Inc. (the “Company”) issued a press release announcing that it had proposed two new wells with respect to its North Texas Barnett Share acreage and that EOG Resources had elected to participate in one of the wells and is considering whether to participate in the second well. The Company owns a 24% working interest in each proposed well. The aggregate estimated cost to drill the first of the two wells would be $3.1 million, and the Company’ share would be approximately $745,000. The aggregate estimated cost to drill the second of the two wells would be $2.7 million, and the Company’ share would be approximately $648,000.

In addition, the Company announced that it had increased its non-acquisition capital expenditures budget for 2007 by 20% to $36.3 million. The Company also announced that activity was continuing on two vertical test wells in the Company’s Wolfcamp shale properties in West Texas, and that the Company is participating in a gas exploration play in the Arkoma Basin.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits:

Exhibit No.	Description

99.1	Press Release dated April 23, 2007 regarding current oil and gas activities and the increase in the capital expenditures budget.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 24, 2007	RAM ENERGY RESOURCES, INC.

By:	/s/ John M. Longmire
Name: John M. Longmire

Title:  Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description	Method of Filing

99.1	Press Release dated April 23, 2007 regarding current oil and gas activities and the increase in the capital expenditures budget	Filed herewith electronically